Exhibit (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO AMEND YOUR ELIGIBLE WARRANTS

NEOMAGIC CORPORATION

OFFER TO AMEND WARRANTS

WITHDRAWAL FORM

You previously received (i) a copy of the Offer to Amend; (ii) the letter from Douglas R. Young, dated June 28, 2007; (iii) an election form; and (iv) the warrant amendment. You signed and returned the election form, in which you elected to ACCEPT NeoMagic’s Offer to Amend your eligible warrants. You should submit this withdrawal form only if you now wish to change that election and REJECT NeoMagic’s Offer to Amend all of your eligible warrants.

To withdraw your election to amend all of your eligible warrants, you must sign, date and deliver this withdrawal form to Charlotte Willson either via courier or hand delivery to NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson, or via facsimile (fax number: (408) 988-7030), on or before 4:00 p.m., Pacific Time, on July 27, 2007 (referred to as the expiration date).

You should note that if you withdraw your acceptance of the offer, none of your eligible warrants will be amended pursuant to the offer. You will keep all of your eligible warrants and they will continue to be governed by the existing warrant agreements between you and NeoMagic and will continue to cause the adverse accounting consequences described in the Offer to Amend.

You may change this withdrawal, and again elect to amend all eligible warrants by submitting a new election form to Charlotte Willson either via courier or hand delivery to NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson, or via facsimile (fax number: (408) 988-7030), on or before 4:00 p.m., Pacific Time, on July 27, 2007.

☐ I wish to withdraw my election to amend my eligible warrants and instead REJECT the Offer to Amend warrants. I do not wish to have any of my eligible warrants amended pursuant to the offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

WARRANTHOLDER NAME
(Please print):

By:
Signature of Authorized Signatory

Title:

E-mail Address		Date and Time Signed

RETURN TO CHARLOTTE WILLSON NO LATER THAN 4:00 p.m., PACIFIC TIME, ON JULY 27, 2007 BY FAX (408) 988-7030) OR BY OVERNIGHT COURIER OR HAND DELIVERY

NEOMAGIC CORPORATION

OFFER TO AMEND WARRANTS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by to Charlotte Willson either via overnight courier or hand delivery at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson, or via facsimile (fax number: (408) 988-7030), on or before 4:00 p.m., Pacific Time, on July 27, 2007 (referred to as the expiration date). If NeoMagic extends the offer, this withdrawal form must be received by Charlotte Willson by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by NeoMagic. You may hand deliver or courier your election form to Charlotte Willson at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson, or via facsimile (fax number: (408) 988-7030). In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two (2) business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by 4:00 p.m., Pacific Time, July 27, 2007. Only responses that are complete, signed and actually received by Charlotte Willson by the deadline will be accepted.

Although by submitting a withdrawal form you have withdrawn your previously submitted election to amend warrants in the offer, you may change your mind and re-elect to have such eligible warrants amended until the expiration of the offer. You should note that you may not rescind any withdrawal for purposes of the offer unless you properly re-elect to amend those warrants before the expiration date. You may re-elect to have such eligible warrants amended at any time before the expiration date. If NeoMagic extends the offer beyond that time, you may re-elect to amend your warrants at any time until the extended expiration of the offer. To re-elect to amend your warrants, you must deliver an election form signed and dated after your withdrawal form with the required information to Charlotte Willson while you still have the right to participate in the offer and she must have also received a properly completed and signed warrant amendment. Your warrants will not be amended unless you properly submit before the expiration date the new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and after any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us before the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election to amend your warrants.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible warrants, the signature must correspond with the name as written on the face of the warrant agreement or agreements without alteration, enlargement or any change whatsoever. If your name has been legally changed since your warrant agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to NeoMagic of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

You should direct questions about the offer or requests for additional copies of the Offer to Amend and the other Warrant Amendment Program documents to Charlotte Willson, NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3965. Copies will be furnished promptly at NeoMagic’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular warrantholder, provided that if we grant any such waiver, it will be granted with respect to all warrantholders. No withdrawal will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing warrantholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in documents, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Charlotte Willson, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein, and the letter from Douglas R. Young, dated June 28, 2007, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

You should refer to Section 14 Material U.S. Federal Income Tax Consequences of the Offer to Amend, which contains important federal income tax information. We also recommend that you consult with your own personal financial planner, or other personal financial, legal and/or tax advisors or other personal advisors before deciding whether or not to participate in this offer.